                                                                    EXHIBIT 10.1

                        LICENSE AND DEVELOPMENT AGREEMENT

                                     BETWEEN

                          BRISTOL-MYERS SQUIBB COMPANY

                                       AND

                              LIDAK PHARMACEUTICALS

                                FEBRUARY 9, 1996
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
                                TABLE OF CONTENTS

ARTICLE                                                                                                        Page
- -------                                                                                                        ----
             2    ....................................................................................Defined Terms    1

             3    ..............................................................................Development Program    5

             4    ................................................................................Grant of Licenses    13

             5    .........................................................Intellectual Property Rights and Options    14

             6    .........................................................................................Payments    20

             7    .............................................................................Additional Covenants    26

             8    ...................................................................Representations and Warranties    27

             9    ..................................................................................Indemnification    29

            10    ..........................................................................Events of Force Majeure    32

            11    .............................................................................Term and Termination    33

            12    ..................................................................................Confidentiality    35

            13    ..........................................................................................General    36

SCHEDULES

Schedule 1.1.25            -- Licensed Patents

Schedule 1.1.42            -- Territory

Schedule 2.3               -- Product Specifications

Schedule 4.4.1             -- Previously Concluded and Ongoing Studies

Schedule 5.2               -- Subsequent Licensing Fees Payment Schedule


                                       2
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                        LICENSE AND DEVELOPMENT AGREEMENT

         This License and Development Agreement (the "AGREEMENT"), dated as of February 9, 1996, by and between LIDAK Pharmaceuticals, a corporation organized under the laws of the State of California and having its principal place of business at 11077 North Torrey Pines Road, La Jolla, California 92037 ("LIDAK"), and Bristol-Myers Squibb Company, a corporation organized under the laws of the State of Delaware having its principal place of business at 345 Park Avenue, New York, New York 10154 ("BMS").

                                    RECITALS

         WHEREAS, LIDAK is the owner of certain technology and proprietary rights pertaining to a pharmaceutical grade chemical known as "n-docosanol;" and

         WHEREAS, LIDAK has developed and has been issued patents relating to formulations of n-docosanol having use in the treatment of herpes in humans, and other uses, and owns certain proprietary and confidential information relating to n-docosanol and to topical formulations thereof; and

         WHEREAS, LIDAK has performed certain clinical and other studies and owns certain proprietary and confidential information, and trade secrets with respect to such studies which LIDAK desires to license to BMS; and

         WHEREAS, BMS is interested in obtaining and marketing products incorporating n-docosanol and is interested in obtaining from LIDAK a license to proprietary rights with respect to such products.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows, for themselves and their respective successors and assigns:

                                    ARTICLE I
                                  DEFINED TERMS

         1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated:

                  1.1.1 "ACTIVE INGREDIENT" shall mean a pharmaceutical grade chemical known as "n-docosanol" and having the chemical formula CH3(CH2)20-CH2OH and other aliphatic saturated straight chain monohydric alcohols [ * ].

                  1.1.2 "ADDITIONAL INDICATION" is defined in Section 2.6.

*Confidential portion omitted and filed separately with the Commission.

                  1.1.3 "AFFILIATE" means a company or corporation, more than 50% of the voting stock of which is owned or controlled, directly, by any party hereto; any company or corporation directly or indirectly owning or controlling more than 50% of the voting stock of either party hereto; or any majority-owned subsidiary of such company or corporation, other than a party hereto.

                  1.1.4  "AGREEMENT" is defined in the opening paragraph.

                  1.1.5  "BMS" is defined in the opening paragraph.

                  1.1.6  "BMS REFUSAL" is defined in Section 2.6.3.

                  1.1.7 "BMS REJECTION" is defined in Section 2.6.1.

                  1.1.8  "CONFIDENTIAL INFORMATION" is defined in Section
11.

                  1.1.9 "DEVELOPMENT PROGRAM" means the research, development, clinical and regulatory activities, pilot production and validation manufacturing activities of the parties pursuant to Article II hereof and
Schedule 5.2 attached hereto.

                  1.1.10 "DISCLOSER" is defined in Section 11.1.

                  1.1.11 "EFFECTIVE DATE" shall be February 9, 1996.

                  1.1.12 "FDA" means the United States Food and Drug Administration.

                  1.1.13 "FD&C ACT" means the Food, Drug and Cosmetics Act of 1938, as amended.

                  1.1.14 "FORCE MAJEURE" is defined in Section 9.1.

                  1.1.15 "GCP" means the good clinical practices regulations promulgated from time-to-time by the FDA for clinical studies.

                  1.1.16 "GLP" means the good laboratory practices regulations promulgated from time-to-time by the FDA for nonclinical (safety) studies.

                  1.1.17 "GMP" means the good manufacturing practice regulations promulgated from time-to-time by the FDA.

                  1.1.18  "HPB" means the Canadian Health Protection
Branch.

                  1.1.19 "IMPROVEMENTS" means any enhancement or modification of the Licensed Product that increases the utility, reliability, stability, functionality or otherwise enhances the performance of the Licensed Product or improves the competitive position of the Licensed Product in the Licensed Field.

                  1.1.20 "INDEMNITEE" is defined in Section 8.1.

                  1.1.21 "INDEMNITOR" is defined in Section 8.4.

                  1.1.22 "INTEGRATED PROJECT TEAM" means a group of persons that collectively report to the Steering Committee; execute the Development Program; and includes LIDAK personnel responsible for clinical and regulatory activities, BMS personnel responsible for non-clinical and non-regulatory activities and LIDAK and BMS personnel from other multiple functional areas.

                  1.1.23 "INTELLECTUAL PROPERTY" refers collectively to all proprietary information including, patents, copyrights, trade secrets, trade or service marks, know-how, test methods, data, studies, reports, process and manufacturing information, including improvements thereon, marketing strategies and tactics and all other proprietary rights.

                  1.1.24 "LICENSED FIELD" means all non-ophthalmic topical therapeutic applications of the Licensed Product for the treatment of herpes labialis in humans, [ * ].

                  1.1.25 "LICENSED PATENTS" means U.S. Patent No. 4,874,794; U.S. Patent Application Ser. No. 08/299,944 (filed September 2, 1994 and the parent thereof filed December 13, 1993) and any and all patents issued in connection therewith, and all divisions, continuations, continuations-in-part, reexaminations, reissues, additions, substitutions, registrations, confirmations and renewals thereof, and any foreign counterparts thereof in the Territory including, without limitation, those listed on Schedule 1.1.25, attached hereto, and any additional patent applications filed in the United States or elsewhere in the Territory related to the Active Ingredient and/or the Licensed Product in the Licensed Field that BMS elects to have become a Licensed Patent pursuant to
Section 4.1 hereof, and any and all patents issued thereon, which are presently or prospectively will be owned or controlled by LIDAK or an assignee of LIDAK.

                  1.1.26 "LICENSED PRODUCT" means any product, the manufacture, use or sale of which would, but for this Agreement, constitute infringement of Licensed Patents or which employs the Licensed Technology.

                  1.1.27 "LICENSED TECHNOLOGY" means any and all information, including know-how, test methods, trade secrets, data, pilot studies to validate methodologies, pharmacokinetics, process and manufacturing information, formulations and other such information owned by and/or known to LIDAK and relating to the Active Ingredient in the Licensed Field.

* Confidential Information omitted and filed separately with the Commission.

                  1.1.28 "LIDAK" is defined in the opening paragraph.

                  1.1.29 "LITIGATION" is defined in Section 8.4.

                  1.1.30 "LOSS" is defined in Section 8.1.

                  1.1.31 "MILESTONES" means determined significant events during the course of the Development Program as identified in Article II hereof and
Schedule 5.2 hereto.

                  1.1.32 "NDA" means a New Drug Application to be filed with the FDA for approval to manufacture, promote, market, distribute and sell the Licensed Product in the United States.

                  1.1.33 "NDS" means a New Drug Submission to be filed with the HPB for approval to manufacture, promote, market, distribute and sell the Licensed Product in Canada.

                  1.1.34 "NET SALES" means the gross proceeds on sales of Licensed Product to third parties by BMS and its sublicensees expressed in U.S. dollars and recorded in accordance with U.S. generally accepted accounting principles, less (i) broker's commissions paid or allowances made, if any, (ii) trade discounts (including trade promotions) or quantity discounts actually allowed, as shown on the invoice, if any, (iii) customary cash discounts actually allowed, (iv) sales and other excise taxes and duties imposed upon and paid directly with respect to such sales, (v) allowance or credits, if any, to customers on account of settlement of complaints, rejections, billing errors, returns, or retroactive price reductions, (vi) rebates and price reductions/adjustments required by law, regulation or managed care, pharmacy benefit manager or large chain contracts (provided that such rebates and price reductions/adjustments are achieved through sales volume of the Licensed Product) and (vii) freight costs and insurance charges on shipments to customers expressly included in invoice amounts.

                  1.1.35 "NEW TECHNOLOGY" is defined in Section 2.6.

                  1.1.36 "NOTICE" is defined in Section 8.4(b).

                  1.1.37 "OPERATING PLAN" is defined in Section 2.2.2.

                  1.1.38 "OTC" shall mean over the counter use without the obtaining of a prescription for the same from a physician or other professional (including through mail-order or other non-traditional direct distribution channels).

                  1.1.39 "RECIPIENT" is defined in Section 11.1.

                  1.1.40 "SNDA" means a Supplemental New Drug Application to be filed with the FDA for approval to manufacture, promote, market, distribute and sell the Licensed Product in the United States.

                  1.1.41 "STEERING COMMITTEE" shall mean that committee created to steward and monitor the Development Program pursuant to Section 2.2.1 hereof.

                  1.1.42 "TERRITORY" shall mean the countries (including territories and possessions) described on Schedule 1.1.42 attached hereto.

                  1.1.43 "WITHDRAWAL NOTICE" is defined in Section 2.6.2.

                                   ARTICLE II
                               DEVELOPMENT PROGRAM

         2.1 Summary. BMS and LIDAK agree to conduct and/or have conducted the Development Program in accordance with the terms and provisions of this Article
II. All such work shall be conducted in compliance with all legal and regulatory requirements in each relevant jurisdiction in the Territory including, without limitation, requirements of the FDA (including, without limitation, GMP, GLP and GCP), BMS's own standard operating procedures, all appropriate ISO 9000 series quality assurance requirements and applicable industry-wide standards for proper laboratory procedures and practices. Without limiting the generality of the foregoing, the principal activities of the Development Program shall consist of:

                  (a) development and optimization of the Licensed
         Product;

                  (b) at the option of BMS and in accordance with Section
         2.2.2 hereof, completion of all clinical studies [*], prodromal abortion studies and/or pain relief studies for herpes labialis in humans; and

                  (c) obtaining approval for the manufacture, promotion, marketing, distribution and sale of Licensed Product in the Territory.

                  Within thirty (30) days of the initiation of the Development Program, LIDAK will provide a budget to cover the anticipated fixed monthly personnel costs and out-of-pocket expenses associated with the Development Program for review and approval by the Steering Committee the amount of which will not unreasonably exceed the amounts specified in the draft budget provided by LIDAK to BMS on January 29, 1996. All budgeted expenses involved in conducting this Development Program shall be borne by BMS including, without limitation, direct salary and wage expenses of LIDAK personnel allocated, in whole or in part, to the conduct of the Development Program, all costs incurred in

* Confidential portion omitted and filed separately with the Commission.

contracting consultants or organizations to effectuate required tasks associated with the Development Program and any and all other budgeted out-of-pocket expenses such as required travel, consumable supplies and the like. BMS shall make arrangements to have such budgeted fixed costs allocated for payment to LIDAK monthly on the first day of each month and will monitor and reconcile expenditures against the budget for the duration of the Development Program. Modification of such budgeted costs as they may occur from time-to-time will be submitted to the Steering Committee for discussion and approval, provided, however, that if actual costs exceed budgeted amounts, BMS shall pay such costs up to [*] of budgeted amounts then-in-effect without prior Steering Committee approval. Amounts paid by BMS pursuant to this Section 2.1 in excess of actual expenses will be reconciled on a quarterly basis and the amount of such excess will be credited against subsequent payments.

         2.2  Management.

                  2.2.1 Steering Committee. A Steering Committee shall be created to steward and monitor the Development Program. The Steering Committee shall consist of five voting members, with LIDAK having the right to designate two voting members and BMS having the right to designate the three remaining voting members. The Chairperson of the Steering Committee shall be designated by BMS from among those members of the Steering Committee appointed by BMS. The Steering Committee shall meet no less frequently than once each calendar quarter. The Chairperson of the Steering Committee may call special meetings of the Steering Committee from time-to-time. The duties of the Steering Committee shall consist of overseeing the Integrated Project Team, preliminarily mediating disputes and confirming attainment of milestones. The decisions of the Steering Committee shall be based upon the majority vote of the voting members thereof.

                  2.2.2 Operating Plan. Within thirty days of the Effective Date, LIDAK and BMS shall jointly prepare and submit to the Steering Committee a detailed operating plan (the "OPERATING PLAN"), covering anticipated regulatory submissions and steps up to and including the scale-up and validation of manufacturing of the Licensed Product, which Operating Plan shall be reviewed and approved by the Steering Committee (with such changes, if any, as the Steering Committee may find necessary or desirable). The Development Program shall be conducted in accordance with the Operating Plan as the same shall be modified or amended from time to time by the Steering Committee.

         2.3 Product Specifications. Successful completion of the Development Program shall require that the Licensed Product satisfy the product specifications set forth in Schedule 2.3 attached hereto, as such specifications may be amended from time to time by mutual agreement of the parties, such agreement not to be unreasonably withheld.

* Confidential portion omitted and filed separately with the Commission.

         2.4 Monitoring. Representatives of BMS, together with such experts and consultants as shall be retained by BMS, shall meet with appropriate representatives of LIDAK as deemed necessary by BMS from time-to-time upon not less than three business day's notice to LIDAK. The purpose of such meetings shall be to review results, monitor and audit the progress of the Development Program and confirm the accomplishment of Milestones and any other interim milestones specified in the Operating Plan. Monthly developmental progress reports, or at such other intervals as shall be deemed appropriate by the Steering Committee, will be delivered by each party to the other, consistent with each party's respective roles, no later than seven (7) business days after the conclusion of the applicable reporting period.

         2.5      Regulatory Matters.

                  2.5.1 LIDAK shall be responsible for the preparation and filing of the United States Rx NDA and the Canadian NDS, subject to BMS's prior written approval of such NDA and NDS, which approval shall not be unreasonably withheld. LIDAK and BMS shall cooperate in preparation for and in the making of presentations to regulatory authorities in the U.S. or Canada. LIDAK will be the sole sponsor of such NDA and NDS and, upon NDA and NDS approval, will assign ownership thereof to BMS without additional payment.

                  2.5.2 BMS will have the right to be informed of and participate in all discussions with the FDA or HPB regarding the NDA or NDS. LIDAK will keep BMS informed of the status of the NDA and NDS and, upon approval thereof, LIDAK will promptly furnish BMS copies thereof.

                  2.5.3 BMS shall have the right to have a representative present at any time the FDA or other governmental authority shall elect to conduct an inspection of any site at which the development or clinical or manufacturing or other investigation of the Licensed Product is being conducted. LIDAK shall forward to BMS any notice relating to such inspection, immediately upon receipt by LIDAK thereof.

                  2.5.4 BMS shall be responsible for the preparation and filing of all regulatory applications outside of the U.S. and Canada. Upon LIDAK's request, BMS will make copies of any such applications and related documentation available to LIDAK.

         2.6      New Herpes Labialis Technologies.

                  2.6.1  Right of First Offer to Develop New Technology.
 (a) At any time during the License Term, if LIDAK learns of any new technology not covered by the Licensed Patents or the Licensed Technology that, if developed, would have application in the therapeutic treatment of Herpes Labialis in humans ("New Technology") LIDAK shall promptly disclose such New Technology in writing to BMS.

                           (b) No later than [ * ] after BMS' receipt of the
disclosure described in the immediately preceding paragraph, BMS shall deliver to LIDAK a written request (prepared in good faith and in keeping with customary and reasonable scientific and industry practices) that LIDAK provide (A) such information (including, without limitation, such additional studies or results as may be appropriate under the circumstances) which BMS deems necessary and appropriate to make a proper determination of whether BMS desires to fund preliminary development of such New Technology; (B) such material license terms (including, at a minimum, the scope, field, duration, exclusivity and territory) of the license LIDAK proposes to grant to BMS, and (C) a description of the scope, nature and duration of such development plan (including, without limitation, a detailed breakdown of the proposed pre-clinical studies, along with expected milestones) and commercially reasonable budget for the development of such New Technology.

                           (c) No later than [ * ] after LIDAK's receipt of
BMS's request described in the immediately preceding paragraph, LIDAK shall deliver to BMS a written offer (prepared in good faith and in keeping with customary and reasonable scientific and industry practices) for BMS to fund the development plan for such New Technology. Such offer shall include, in reasonable detail, the information requested by BMS pursuant to the immediately preceding paragraph.

                           (d) If BMS is interested in pursuing LIDAK's
proposal, BMS shall notify LIDAK of its interest no later than [*] [ * ] after BMS's receipt of such proposal. If BMS is not interested in pursuing LIDAK's proposal, BMS shall notify LIDAK of its lack of interest or shall make an alternative proposal with respect to such New Technology no later than [ * ] after BMS's receipt of such LIDAK proposal. Promptly upon LIDAK's receipt of such response from BMS indicating BMS's interest, BMS and LIDAK shall negotiate in good faith to enter into a research and development agreement or license and development agreement with respect to such New Technology, such agreements to include customary terms and provisions for agreements of such type on terms mutually acceptable to the parties. If, notwithstanding the parties's good faith efforts to negotiate a mutually acceptable definitive research and development agreement or license and development agreement, the parties do not agree to such definitive research and development or license and development agreement by the [ * ] after LIDAK's receipt of BMS's response to LIDAK's proposal, BMS will be deemed to have rejected LIDAK's offer described in the immediately preceding paragraph. Any rejection of LIDAK's offer by BMS under the provisions of this paragraph will be referred to herein as a "BMS Rejection." During the period prior to any BMS Rejection, LIDAK may not disclose to or negotiate with any third party with respect to any New Technology described in such LIDAK proposal.

*Confidential portion omitted and filed separately with the Commission.

         (e) Upon any BMS Rejection, LIDAK shall be completely free to offer such New Technology to any third party or to develop such

New Technology itself, without any restrictions or obligations to BMS whatsoever. Any New Technology that is the subject of a BMS Rejection shall not be included within the scope of the licenses granted pursuant to this Agreement nor be included in the Licensed Technology as defined in this Agreement for any purpose whatsoever.

                  2.6.2 Research and Development Plan Agreement. (a) Any definitive research and development agreement or license and development agreement for the development by the parties of any New Technology pursuant to this Section 2.6 shall include (A) a binding obligation for BMS to reimburse LIDAK's costs and expenses associated with the development of such New Technology prior to the date of such definitive research and development agreement or license and development agreement (as previously disclosed in LIDAK's proposal) and (B) a binding obligation of BMS to fund the development of such New Technology through the completion of the first milestone following the date of such definitive research and development agreement or license and development agreement.

                           (b) Pursuant to any such research and development
agreement, BMS shall have the right to terminate the research and development agreement (and no longer be obligated in any way to fund any subsequent development) by either providing (A) [ * ] notice to LIDAK in advance of, or (B) provided that BMS pays the ongoing development costs during such time as it takes BMS to notify LIDAK, up to ten [ * ] notice following receipt of written notification of the completion of, any milestone previously agreed to be funded (including, without limitation the first milestone following the date of the definitive research and development agreement). Any such termination notice will be referred to herein as a "Withdrawal Notice." Any failure of BMS to provide notice under either clause (A) or clause (B) above will be deemed to be a reaffirmation of BMS's commitment and obligation to fund such development through the completion of the single next milestone, subject to BMS's continued right to withdraw funding of and other rights as set forth in this subsection with respect to each subsequent milestone. Upon receipt of any Withdrawal Notice under clause (A) above, LIDAK shall be completely free to offer such New Technology previously offered to BMS to any third party or to develop such New Technology itself, subject to BMS having a right of first refusal with respect thereto, as set forth below (such right of first refusal being referred to herein as the "Right of First Refusal"). Upon receipt of any Withdrawal Notice under clause (B) above, LIDAK shall be completely free to offer such New Technology previously offered to BMS to any third party or to develop such new technology itself, without any Right of First Refusal or any other restrictions or obligations to BMS whatsoever with respect to such New Technology and any such New Technology shall not be included within the scope of the license granted pursuant to this Agreement nor be included in the Licensed Technology as defined in this Agreement for any purpose whatsoever, nor be subject to any further BMS rights of any kind or nature.

* Confidential portion omitted and filed separately with the Commission.

                  2.6.3 Right of First Refusal. (a) For any [ * ] period following LIDAK's receipt of a Withdrawal Notice under clause (A) of Section 2.6.2(b), LIDAK may not enter into any definitive or binding agreements with respect to any country in the Territory that relate to the New Technology that was the subject of the Withdrawal Notice with any third person without first disclosing in writing to BMS a description of the material terms of the proposed transaction and offering BMS the opportunity to enter into a definitive agreement with LIDAK with respect to such New Technology on terms no less advantageous to BMS than contained in such offer as set forth in Section 2.6.3(b) hereof. Such written disclosure to BMS shall include, without limitation, (A) an update to any information previously provided pursuant to LIDAK's response to BMS's request pursuant to Section 2.6.1(b)(C); (B) the proposed material license terms (including, at a minimum, the scope, field, duration, exclusivity and territory of the license to be granted); and (C) the proposed budget for any associated research and development plan.

                           (b) No later than [ * ] after BMS's receipt of the
written disclosure described in Section 2.6.3(a), (A) if the disclosed terms are unacceptable to BMS, BMS shall so notify LIDAK of its refusal of such terms and
(B) if such disclosed terms are acceptable to BMS, BMS shall notify LIDAK of its acceptance of such terms, conditioned upon the parties reaching a definitive license and development agreement with respect thereto. Promptly upon LIDAK's receipt of such acceptance, BMS and LIDAK shall each use all reasonable efforts to negotiate, in good faith, a definitive license and development agreement with respect to such New Technology, such agreement to include customary terms and provisions for agreements of such type on terms mutually acceptable to the parties. If, notwithstanding the parties' good faith efforts to negotiate a mutually acceptable definitive license and development agreement, the parties do not agree to such definitive license and development agreement by the [ * ] after LIDAK's receipt of BMS's acceptance of such terms, BMS will be deemed to have rejected LIDAK's offer described in the immediately preceding paragraph. Any rejection of such terms by BMS under clause (a) or (b) above will be referred to herein as a "BMS Refusal."

                           (c) Upon any BMS Refusal, LIDAK shall be completely
free to offer such New Technology previously offered to BMS to any third party or to develop such new technology itself, without any restrictions or obligations to BMS whatsoever. Any such new technology that is the subject of a BMS Refusal shall not be included within the scope of the licenses granted pursuant to this Agreement nor be included in the Licensed Technology as defined in this Agreement for any purpose whatsoever nor be subject to any further BMS rights of any kind or nature.

* Confidential portion omitted and filed separately with the Commission.

                  2.6.4 Extension of Time. The time periods referenced in this
Section 2.6 may be extended by mutual agreement of the parties, which agreement will not be unreasonably withheld.

         2.7 Additional Indications for Active Ingredient. BMS may have interests in acquiring rights to one or more additional human therapeutic indications outside the Licensed Field in the Territory. Therefore, LIDAK and BMS shall openly discuss the potential development of such additional indications and identify any, or several, such indications outside the Licensed Field that BMS is interested in pursuing. LIDAK and BMS shall negotiate milestone timelines of a research and development program pertaining to any one or more selected indications. BMS shall fund all research and development costs associated with achieving the progressive milestones for such additional indications, in consideration for which LIDAK will refrain from working or negotiating with any third parties during such funding by BMS and prior to offering any license to any such additional indications to any third party and prior to commencing any marketing of any products utilizing such additional indications, will first offer to BMS a license to any such additional indications in the Territory and on such other terms and conditions acceptable to LIDAK. Upon receipt of such offer to license such additional indications, BMS shall have [ * ] to notify LIDAK of BMS's acceptance or rejection of such license offer and an additional [ * ] thereafter to negotiate and execute definitive documents with respect thereto. If BMS (a) fails to notify LIDAK of its acceptance by such [ * ], (b) notifies LIDAK of its rejection by such [ * ] or (c) does not execute and deliver definitive documents for such license by the [ * ], then LIDAK shall be free to license such additional indication to any third party or to market products utilizing such additional indications without any restrictions whatsoever. The time limit of [ * ] referenced above may be extended by mutual agreement of the parties which will not be unreasonably withheld. The provisions of this Section 2.6.4 will not, in any way, limit LIDAK's right to develop any additional indications, at its own expense, that BMS is not, by its expressed intentions, interested in pursuing or in any way affect or impair the rights granted in Section 2.6.1 through 2.6.3.

         2.8 Adverse Events. Each party shall, within 48 hours, inform the other in writing of any adverse events encountered by or reported to them in connection with the Licensed Product.

         2.9 Additional Clinical Studies and Licensing Fees.

                  2.9.1 BMS may, within [ * ] following completion of Phase III Clinical Studies, at its sole option and expense, elect to conduct such additional clinical studies [
                                    *
                                    *
                                        ] as BMS shall deem
desirable. If BMS shall elect to conduct such studies and such studies produce results enabling marketing claims acceptable

*Confidential portion omitted and filed separately with the Commission.

to BMS, the amount of the Subsequent Licensing Fee Payments to be made to LIDAK by BMS in respect of such claim pursuant to that portion of Schedule 5.2 hereto entitled "Successful Completion of Phase III Clinicals" shall be reduced by the aggregate cost of all such studies conducted by BMS.

                  2.9.2 If the Phase III Clinical studies specified in Schedule
5.2 produce results showing that the Licensed Product achieves healing time improvements of [ *
          ] and within [ * ] of completion of Phase III Clinical Studies BMS does not elect in its sole discretion to conduct any additional studies as contemplated in Section 2.9.1 hereof, but, however, BMS elects to proceed with the Development Program, BMS shall pay LIDAK [ *
                      *                  ] Such additional
licensing fee shall be paid within five (5) working days of approval by FDA of [
* ]for Licensed Product as described in Schedule 5.2, attached hereto.

                  2.9.3 BMS may, within [ * ] following completion of Phase III Clinical Studies, at its sole option, and upon 30 days written notice to LIDAK, elect to terminate this Agreement. If the Phase III Clinical Studies specified in Schedule 5.2 produce clinically and statistically significant evidence of achievement of the primary endpoints specified in the protocol for each such Study, within 30 days of the date of such termination notice, BMS shall pay LIDAK a termination fee in the amount of [ *
       * ] in lieu of any amount payable pursuant to Section 5.2 hereof. Notwithstanding anything contained herein to the contrary, such termination fee payment may be offset by the amount of any refund of licensing fees payable to BMS by LIDAK pursuant to Section 5.1 hereof. If the Phase III Clinical Studies specified in Schedule 5.2 fail to produce clinically and statistically significant evidence of achievement of the primary endpoints specified in the protocol for each such study, [ *
                             *                               ].

                  2.9.4 For purposes of this Agreement (including, without limitation, this Section 2.9 and Schedule 5.2 hereof) "completion of Phase III Clinical Studies" shall mean receipt by BMS of final study reports and complete data supporting such final studies in computer-readable form. For purposes of this Agreement, "Phase III Clinical Studies" shall refer to the following studies: 94-LID-04, 94-LID-05, and 95-LID-010.

         2.10 Regulatory Communications. Each party will notify the other immediately by telephone (with prompt written follow-up) of any inquiry, contact or communication received from any governmental regulatory agency or other official body (within or outside of the Territory) which relates to the Licensed Product or any component or ingredient thereof, and will promptly furnish the

* Confidential portion omitted and filed separately with the Commission.

other party with copies of all written communications relating thereto sent to or received from such regulatory agency.

                                   ARTICLE III
                                GRANT OF LICENSES

         3.1 BMS Licenses. LIDAK hereby grants to BMS under the Licensed Patents, the Licensed Technology and any inventions, discoveries, designs, Improvements, and property jointly owned pursuant to Section 4.6 hereof, the exclusive (except as to LIDAK) license and right to make, have made and use and the exclusive (even as to LIDAK) license and right to sell Licensed Product in the Licensed Field, in the Territory. Such license to BMS shall also include the right to: (i) grant sublicenses of any of its license rights to Affiliates without LIDAK's approval and to third parties, subject to LIDAK's approval, which shall not be unreasonably withheld; (ii) subject to the confidentiality provisions of Article XI, allow access to the Licensed Patents and the Licensed Technology by third party consultants who have been engaged by BMS and who shall be reasonably acceptable to LIDAK, in connection with the rights granted to BMS hereunder and (iii) subcontract the manufacture, marketing, distribution and/or sale of Licensed Product. LIDAK shall promptly notify BMS in writing of any such Improvements.

                  3.1.1 Supply Agreement. During the License Term, BMS will sell or make available for sale, under a supply agreement negotiated between the parties and on mutually agreeable terms, such quantities of Licensed Product, either in bulk or finished form as may be reasonably requested by LIDAK. In addition, LIDAK shall be entitled to make or have made Licensed Product for its own use for any purpose outside of the Territory and for purposes outside of the Licensed Field within the Territory.

         3.2 License Term. The term of the licenses granted hereunder (the "LICENSE TERM") with respect to Licensed Patents shall begin upon the date hereof and shall extend in each country in the Territory until [ * ] following expiration of the last-to-expire of the Licensed Patents in each such country. In a non-patent country the License Term shall be the longer of [ * * ]from initial commercial sale of Licensed Product in each such country or [ * ] from the Effective Date. In a country in which a Licensed Patent has been determined to be invalid, the License Term shall extend for a period from the date of Invalidation through the date that is the later of [ * ]from the Effective Date or [*] years from the date of first commercial sale of Licensed Product in such country. Upon expiration of the License Term in each country in the Territory, BMS shall have a perpetual royalty free license with respect to each such country under the Licensed Patents and Licensed Technology and any inventions, discoveries, designs and Improvements jointly owned pursuant to Section 4.6 which license shall be an exclusive (except as to LIDAK) license and right to

* Confidential portion omitted and filed separately with the Commission.

make, have made and use and an exclusive (even as to LIDAK) license and right to sell Licensed Product in the Licensed Field in the Territory.

                                   ARTICLE IV
                    INTELLECTUAL PROPERTY RIGHTS AND OPTIONS

         4.1      Patent Prosecution and Maintenance.

                  4.1.1  Reexamination.  [

                                                *
                                                *
                                                *
                                                *
                                                *
                                                *
                                                *
                                                *
                                                *        ]

                  4.1.2 Applications Initiated by BMS. If requested by BMS, LIDAK, in its sole discretion, shall file a patent application with respect to an invention disclosed in the Licensed Patents or any Improvements in any country in the Territory in which patent protection has not previously been obtained. BMS shall have the right to review and approve such application before it is submitted by LIDAK to the relevant governmental authority, such approval not to be unreasonably withheld. In the event LIDAK elects not to file such patent application, BMS shall have the right to file such patent application. LIDAK shall execute such documents and take such actions as BMS may reasonably request, to permit BMS to file any patent application pursuant to this Section
4.1.2. BMS shall pay all costs related to obtaining patent protection pursuant to this Section 4.1.2. Any patents allowed pursuant to an application filed pursuant to this Section 4.1.2 shall be Licensed Patents for purposes of this Agreement. BMS shall have the right to review and approve any materials which LIDAK may be required to submit in connection with the prosecution of such applications before it is submitted by LIDAK to the relevant governmental authority, which approval shall not be unreasonably withheld. LIDAK shall also provide BMS with copies of all substantive correspondence with the relevant governmental authority which relates to the prosecution of any such application. LIDAK agrees to execute, or have executed, any and all documents or papers necessary to vest title as their interests appear to such inventions, discoveries, designs and improvements, or to enable BMS to apply for, obtain or maintain patents for such inventions, discoveries, designs and improvements.

                  4.1.3 Applications Initiated by LIDAK. (a) LIDAK shall promptly notify BMS in writing of its desire to obtain or have obtained patent protection with respect to the invention

*Confidential portion omitted and filed separately with the Commission.

disclosed in the Licensed Patents or any Improvements in any country in the Territory in which patent protection has not previously been obtained. BMS shall have a period of [ * ] during which to elect to assume all costs associated with the filing of such patent application.

                           (b) If BMS elects to assume all costs associated with
the filing of such patent application(s) with respect to any inventions disclosed pursuant to this Section, it will nevertheless have the opportunity to elect to not assume the costs of the issuance and subsequent maintenance fees for such patent(s) by notifying LIDAK within [ * ] of its receipt from LIDAK of notice of allowance from the U.S. Patent and Trademark Office or its foreign counterpart that such patent has been allowed and will issue. In the case of BMS's election to withdraw further financial support for any such patent(s) pursuant to this Section, or any provision of this Agreement, and if LIDAK elects to assume all further costs pertaining to the issuance and maintenance of said patent(s), then any such patent(s), if issued, and the invention to which it pertains, shall be the sole property of LIDAK, and shall be completely free of any and all obligations of this License Agreement, and shall not be a Licensed Patent or Improvement for purposes of this Agreement.

                           (c) If BMS fails to elect within such [ * ] day
period to assume all of the costs of filing such patent application, LIDAK shall be free to file a patent application with respect to the invention disclosed pursuant to this Section at its sole cost and expense. Any such patent, if issued, and the invention to which it pertains, irrespective of whether a patent issues to protect it, shall be the sole property of LIDAK, and shall be completely free of any and all obligations of this License Agreement, and shall not be a Licensed Patent or Improvement for purposes of this Agreement.

                  4.1.4 Pending Applications. LIDAK shall diligently pursue the prosecution of all patent applications specified in Schedule 1.1.25. LIDAK shall submit to BMS on a monthly basis all bills for legal fees related to such prosecution after the Effective Date and BMS shall promptly reimburse LIDAK for the payment of such fees. BMS shall have the right to review and approve any materials which LIDAK may be required to submit in connection with the prosecution of such applications before it is submitted by LIDAK to the relevant governmental authority, which approval shall not be unreasonably withheld. LIDAK shall also provide BMS with copies of all substantive correspondence with the relevant governmental authority which relate to the prosecution of any such application. Upon allowance of any patent pursuant to any such application, such patent shall be a Licensed Patent for purposes of this Agreement.

                  4.1.5 Maintenance. LIDAK, at the expense of BMS, shall be responsible for the maintenance of all registrations,

*Confidential portion omitted and filed separately with the Commission.

domestic and foreign, with respect to the Licensed Patents. LIDAK shall not allow any patent registration with respect to the Licensed Patents to terminate prior to the end of its term without the prior written approval of BMS. LIDAK shall monthly submit to BMS all bills for legal and maintenance fees associated with Licensed Patents and BMS shall promptly reimburse LIDAK for payment of such fees. In the event that LIDAK fails to continue the maintenance of any registration with respect to the Licensed Patents, BMS may cure such failure. LIDAK shall execute such documents and take such actions as BMS may reasonably request to permit BMS to cure such failure.

                  4.1.6 Waxman-Hatch Extension. BMS shall be responsible for the filing of any application for the extension of rights with respect to the Licensed Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act"). LIDAK shall execute such documents and take such actions as BMS may reasonably request to permit BMS to make any filing pursuant to the terms of this Section 4.1.6.

                  4.1.7 Apportionment. Whenever possible, the costs of procuring and maintaining Licensed Patents having applicability outside the Licensed Field or Licensed Territory shall be fairly apportioned among LIDAK's licensees in the relevant fields and\or territories. In this regard LIDAK shall use good faith efforts to incorporate a counterpart obligation in its agreements with other licensees outside the Licensed Field.

                  4.2 Third Party Infringers. (a) If either party becomes aware of a third party that appears to be infringing one or more Licensed Patents in the Licensed Field in the Territory it shall so notify the other party. LIDAK and BMS shall thereupon discuss bringing a joint action against the infringer. In the event such a joint action is brought, the out-of-pocket expenses thereof shall be allocated as follows: [* ] payable by BMS and [*] payable by LIDAK and BMS shall control such action. Any recovery obtained in such joint action shall first be allocated to each party in an amount equal to all out-of-pocket expenses incurred by it in connection therewith. The remaining recovery (the "Excess Recovery") shall be allocated as follows: [*] payable to BMS and [*] payable to LIDAK.

                           (b) In the event a party declines participation in a
joint action described in paragraph (a) of this Section 4.2, the other party may bring the infringement suit in its name and at its sole expense, with such party retaining one hundred percent (100%) of any recovery in respect of such infringement. Any recovery obtained shall belong solely to the party pursuing such claim.

                  4.2.1 Validity of Licensed Patents. If LIDAK becomes aware of any suit or proceeding in a court or before a governmental authority by any third party challenging the validity of any Licensed Patent outside the Licensed Field, LIDAK shall

*Confidential portion omitted and filed separately with the Commission.

inform BMS with respect thereto and offer BMS the right, at its sole discretion and expense, to participate in defending such suit or proceeding in a court or before a governmental authority. In addition, BMS agrees, upon reasonable notice, to cooperate with and, to the extent necessary or desirable by LIDAK and at LIDAK's expense, participate in any suit or proceeding with respect thereto.

         4.3      [RESERVED]

         4.4      Ownership of Data; Publishing and Presentation Rights.

                  4.4.1 LIDAK shall have sole ownership of all clinical/preclinical/developmental data and information from studies related to the Licensed Product conducted prior to the Effective Date or studies ongoing as of the Effective Date. Each such previously-concluded or ongoing study will be listed on Schedule 4.4.1 which will be delivered by LIDAK to BMS within five (5) business days after the Effective Date and attached hereto. BMS shall have the right to access and use all such data in accordance with Sections 3 and 10 hereof.

                  4.4.2 BMS shall have sole ownership of (a) all clinical/preclinical/developmental data and information from studies conducted in connection with the Development Program after the Effective Date, (b) all information generated from marketing of the Licensed Product, including, but not limited to, consumer feedback, post-approval product changes and other similar information, and (c) all NDA and SNDA filings made in connection with the Development Program and all similar filings or registrations made in jurisdictions in the Territory outside the United States and Canada. LIDAK shall provide BMS full and complete access to any such data, results or information in its possession. BMS hereby grants to LIDAK the right to access and use all such data (a) in any field at anytime outside the Territory; (b) within the Territory and outside the Licensed Field at anytime; and (c) after termination or expiration of the License Term outside the Territory and outside the Licensed Field (such right to survive any termination of this Agreement or the licenses granted pursuant hereto, except termination upon breach by LIDAK); provided, however, that BMS shall have the right to preapprove the use of any marketing information as described in clause (b) of the first sentence of this Section 4.4.2, and to withhold approval of any such use that is reasonably likely to interfere with the competitive position of BMS in the marketplace.

                  4.4.3 (a) BMS shall retain all publishing/ presentation rights for work, inventions, developments or improvements that it solely owns (regardless of medium, including, without limitation, paper, graphic, electronic, optical and multimedia) with respect to development of the Licensed Product in the Development Program, including all clinical/preclinical/developmental data, provided proper and reasonable attributions to the other party are made. BMS shall obtain LIDAK's prior approval if LIDAK personnel co-author any such publication, which approval shall not be unreasonably be withheld.

                           (b) LIDAK shall retain all publishing/ presentation
rights for work, inventions, developments or improvements that it solely owns (regardless of medium, including, without limitation, paper, graphic, electronic, optical and multimedia) with respect to development of the Licensed Product in the Development Program, including all clinical/preclinical/developmental data, provided proper and reasonable attributions to the other party are made. In addition, BMS hereby grants to LIDAK publishing/presentation rights with regard to such data referred to in paragraph (a) of Section 4.4.3 hereof, provided, however, that LIDAK shall have obtained BMS's prior approval with respect to such publication, which approval shall not be unreasonably withheld.

                           (c) The parties shall jointly have
publication/presentation rights for work, inventions, developments or improvements that are jointly owned pursuant to Section 4.6 hereof.

         4.5 Ownership of Trademark Rights. LIDAK agrees that BMS shall be the exclusive owner of all trademarks, trademark registrations, servicemarks and servicemark registrations, as applicable, developed or acquired by BMS and associated with the Licensed Product (collectively, the "Trademark Rights"). Nothing in this Agreement limits or impairs LIDAK's trademark rights with respect to any product inside or outside the Territory, nor does this Agreement grant to BMS any license to any of LIDAK's trademarks.

         4.6 BMS Developments. The parties will have the following rights with respect to inventions, discoveries, designs and improvements, whether patentable or not, conceived and/or made by BMS:

                  (a) Any and all inventions, discoveries, designs and improvements, whether patentable or not, conceived and/or made by BMS outside of the Development Program and other than for the purpose of seeking improvements to use of the Active Ingredient in the Licensed Field or [ * ] uses of the Active Ingredient outside the Licensed Field, even though such invention, discovery, design or improvement may have application to the Active Ingredient or could be used in combination with the Active Ingredient, will be the sole property of BMS. BMS shall have the sole right to make, have made, use and sell such inventions, discoveries, designs and improvements.

                  (b) Any and all inventions, discoveries, designs and improvements whether patentable or not, conceived and/or made by BMS, before the execution of the definitive Confidential

*Confidential portion omitted and filed separately with the Commission.

Disclosure Agreement between BMS and LIDAK on July 18, 1995, outside of the Development Program and for the purpose of seeking improvements to use of the Active Ingredient in the Licensed Field or [ * ] of the Active Ingredient outside the Licensed Field, will be the sole property of BMS; provided, however, that BMS is able to demonstrate that such inventions, discoveries, designs or improvements were made without the use of LIDAK Confidential Information. BMS shall have the sole right to make, have made, use and sell such inventions, discoveries, designs and improvements.

                  (c) After the Effective Date and before the date which is five
(5) years following the Rx NDA filing date (the "Restricted Period"), BMS will refrain from engaging in any activities outside of the Development Program that are for the purpose of seeking improvements to uses of the Active Ingredient in the Licensed Field or [ * ] of the Active Ingredient outside the Licensed Field.

                  (d) Any and all inventions, discoveries, designs and improvements whether patentable or not, conceived and/or made by BMS outside of the Development Program and for the purpose of seeking improvements to use of the Active Ingredient in the Licensed Field or new/additional uses of the Active Ingredient outside the Licensed Field after the date which is five (5) years following the Rx NDA filing date, will be the sole property of BMS. BMS shall have the sole right to make, have made, use and sell such inventions, discoveries, designs and improvements; provided, however, that for a period of five (5) years following expiration of the Restricted Period, LIDAK shall have a right of first offer to make, have made and use such inventions, discoveries, designs and improvements on the following terms. BMS shall provide LIDAK written notice of the terms upon which BMS would license to LIDAK the right to commercialize such inventions, discoveries designs and improvements. LIDAK shall thereupon have [ * ] to notify BMS of its interest therein. Failure to so notify BMS during such [ * ] period shall be deemed to constitute a waiver by LIDAK of its right of first offer. If LIDAK notifies BMS that it desires to exercise its right of first offer, LIDAK shall have an additional [ * ] days to negotiate with BMS the terms of a definitive agreement with respect thereto. In the event that BMS and LIDAK do not agree on the terms of such an agreement within [ * ], BMS may, at its option, negotiate an agreement with another party or develop such invention, discovery, design or improvement itself.

                  (e) Any and all inventions, discoveries, designs and improvements whether patentable or not, conceived and/or made by BMS within the Development Program and related to the Active Ingredient and/or the Licensed Technology in the Licensed Field, will be the joint property of BMS and LIDAK. BMS shall have the sole right to make, have made, use and sell such inventions, discoveries, designs and improvements in the Licensed Field and in

* Confidential portion omitted and filed separately with the Commission.

the Territory. LIDAK shall have the sole right to make, have made, use and sell such inventions, discoveries, designs and improvements outside the Licensed Field or outside the Territory.

                                    ARTICLE V
                                    PAYMENTS

         5.1 Initial Licensing Fee. Upon execution and delivery of this Agreement, BMS shall pay LIDAK an initial licensing fee in an amount equal to [
* ], provided, however, that [ * ] of such amount shall be refunded by LIDAK to BMS if BMS shall elect to terminate this Agreement pursuant to Section 2.9.3 hereof.

         5.2 Subsequent Licensing Fee Payments. BMS shall pay LIDAK the subsequent licensing fees set forth on Schedule 5.2 attached hereto provided that LIDAK has completed all required work for the successful accomplishment of a given Milestone, as verified in writing by the Steering Committee. BMS shall pay LIDAK the amount specified to be paid in Schedule 5.2 within [ * ] business days after (i) such written verification or (ii) such other date as is specified in Schedule 5.2.; PROVIDED, HOWEVER, that any payment in respect of Milestone 1 specified in Schedule 5.2 will be paid within [ * ] after such written verification or such shorter period (not less than [ * ] business days) within which BMS shall determine not to exercise its rights under Section 2.9.3 hereof. If a Milestone described in clauses (i) or (ii) below is not attained by the date set forth below, the subsequent licensing fee payable in respect thereof shall be reduced as follows:

                           (i) For a delay in the filing of the Rx NDA beyond [
* ], other than solely as the result of BMS's failure to perform its assigned duties in a timely manner or as the result of an event of Force Majeure, the reduction will be [ * * ] per each full month of delay.

                           (ii) For a delay in the approval by the FDA of the
OTC NDA, for greater than [ * ] after SNDA submission, solely as a result of LIDAK's failure to perform its assigned duties in a timely manner, the reduction will be [ * ] per each full month of delay.

                           (iii) For each partial month of delay specified in
paragraph (i) or (ii) above, the amount of the reduction shall be the amount specified in such paragraph (i) or (ii) prorated daily for each day of delay during such less than full month period.

         5.3      Royalty Payments.

*Confidential portion omitted and filed separately with the Commission.

                  5.3.1 Royalties. BMS shall pay LIDAK a royalty in the amount set forth in this Section 5.3 with respect to all "Net Sales" of Licensed Product sold in each country in the Territory.

 For purposes of this Agreement, Licensed Product shall be considered "sold" upon the issuance by BMS of an invoice to a non-affiliated third party with respect to such Licensed Product. Notwithstanding anything contained herein to the contrary, samples of Licensed Product distributed for promotional purposes shall not be considered "sold" for purposes of this Agreement and no royalty shall be payable in respect thereof.

                  5.3.2 Applicable Patent Based Royalty Rates In The U.S. And Canada.

                           (i) With respect to Net Sales of Licensed Product
covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent in the U.S. and Canada in the prescription market, the applicable royalty rate shall be [*] in each respective country.

                           (ii) With respect to Net Sales of Licensed Product
covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent in the U.S. and Canada in the OTC market, the applicable royalty rate in each respective country shall be:

                                (a)     [*]for the first [    *   ] of Net Sales
                                        in each respective country, and
                                        thereafter,

                                (b)     [*] on the first [          *
                                         *       ] of aggregate Net Sales
                                        annually, and

                                (c)     [*] on all aggregate Net Sales in excess
                                        of [               *                 ]
                                        and less than [          *
                                        *       ] annually, and

                                (d)     [*] on all aggregate Net Sales in excess
                                        of [                    *
                                        ] annually.

                   (iii) Notwithstanding anything contained herein to the contrary, during the first [ * ] of Net Sales of Licensed Product in either the US or Canada, such sales shall not be aggregated for purposes of computing the royalty rate payable pursuant to Section 5.3.2 (ii) hereof.

                  5.3.3 Applicable Non-Patent Based Royalty Rates in the U.S. and Canada.

*Confidential portion omitted and filed separately with the Commission.

                           (i) With respect to Net Sales of Licensed Product in
the U.S. or Canada not covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent (other than as the result of expiration of a patent included in a Licensed Patent) in the prescription market, the applicable royalty rate shall be [*] for such country.

                           (ii) With respect to Net Sales of Licensed Product in
the U.S. or Canada not covered by (A) an issued or (B) a previously filed and to be issued patent included in Licensed Patent (other than as the result of expiration of a patent included in a Licensed Patent) in the OTC market, the applicable royalty shall be [*] for such country.

                           (iii) The royalty rates payable pursuant to clauses
(i) and (ii) of this Section 5.3.5 shall be payable:

                                    (a)     through the date that is the later
                                            of [ * ]from the Effective Date or [
                                            * ]from the date of the first
                                            commercial sale of Licensed Product
                                            in each respective county if payable
                                            other than as the result of
                                            Invalidation of a patent included in
                                            a Licensed Patent, and

                                    (b)     for a period from the date of
                                            Invalidation through the date that
                                            is the later of [ * ]from the
                                            Effective Date or [ * ] from the
                                            date of first commercial sale of
                                            Licensed Product in each respective
                                            country if payable as the result of
                                            Invalidation of a patent included in
                                            a Licensed Patent.

                                    (c)     Invalidation shall mean a decision
                                            of a court or other governmental
                                            agency of competent jurisdiction,
                                            unappealable or not appealed within
                                            the time allowed for appeal, that
                                            all claims covering the Licensed
                                            Product in an unexpired patent
                                            included in a Licensed Patent are
                                            invalid or unenforceable.

                           (iv) With respect to Net Sales of Licensed Product in
the U.S. and Canada not covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent by reason of expiration of the last to expire patent included in a Licensed Patent in each respective country, the applicable royalty rate in each respective country shall be:

                                    (a)     [*] which royalty rate shall be
                                            payable for [ * ], if a patent based
                                            royalty had been paid in such
                                            country

*Confidential portion omitted and filed separately with the Commission for greater than [ * ]at the time
                                            such patent included in a Licensed
                                            Patent expired; or

                                    (b)     [*] for Net Sales of Licensed
                                            Product in the prescription market
                                            or [*] for Net Sales of Licensed
                                            Product in the OTC market, for a
                                            period from the date of expiration
                                            through the date that is the later
                                            of [ * ] from the Effective
                                            Date or [ * ] form the date of first
                                            commercial sale of Licensed Product
                                            in each respective country, if a
                                            patent based royalty had been paid
                                            in such country for less than or
                                            equal to [ * ] at the time such
                                            patent included in a Licensed Patent
                                            expired.

                  5.3.4 Applicable Patent Based Royalty Rates Outside Of The U.S. And Canada.

                           (i) With respect to Net Sales of Licensed Product
covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent in each respective country in the Territory other than the U.S. and Canada in the prescription market, the applicable royalty rate shall be [*].

                           (ii) With respect to Net Sales of Licensed Product
covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent in each respective country in the Territory other than the U.S. and Canada in the OTC market, the applicable royalty rate shall be [*].

                  5.3.5 Applicable Non-Patent Based Royalty Rates Outside Of The U.S. and Canada.

                           (i) With respect to Net Sales of Licensed Product in
each respective country of the Territory Other than the U.S. and Canada not covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent (other than as the result of expiration of a patent included in a Licensed Patent) in the prescription market, the applicable royalty rate shall be [*].

                           (ii) With respect to Net Sales of Licensed Product in
each respective country of the Territory other than the U.S. and Canada not covered by (A) an issued or (B) a previously filed and to be issued patent included in a Licensed Patent (other than as the result of expiration of a patent included in a Licensed Patent) in the OTC market, the applicable royalty shall be [*].

                           (iii) The royalty rates payable pursuant to clauses
(i) and (ii) of this Section 5.3.5 shall be payable:

*Confidential portion omitted and filed separately with the Commission

                                    (a)     through the date that is [ * ]from
                                            the Effective Date or [ * ] from the
                                            date of the first commercial sale of
                                            Licensed Product in each respective
                                            country if payable other than as the
                                            result of Invalidation of a patent
                                            included in a Licensed Patent, and

                                    (b)     for a period from the date of
                                            Invalidation through the date that
                                            is the later of [ * ] from the
                                            Effective Date or [ * ] from the
                                            date of first commercial sale of
                                            Licensed Product in each respective
                                            country if payable as the result of
                                            Invalidation of a patent included in
                                            a Licensed Patent.

                                    (c)     "INVALIDATION" shall mean a decision
                                            of a court or other governmental
                                            agency of competent jurisdiction,
                                            unappealable or not appealed within
                                            the time allowed for appeal, that
                                            all claims covering the Licensed
                                            Product in an unexpired patent
                                            included in a Licensed Patent are
                                            invalid or unenforceable.

                           (iv) With respect to Net Sales of Licensed Product in
each respective country in the Territory other than the U.S. and Canada not covered by (A) an issued or (B) previously filed and to be issued patent included in a Licensed Patent by reason of expiration of the last to expire patent included in a Licensed Patent in each respective country, the applicable royalty rate in each respective country shall be:

                                    (a)     [*],which royalty rate shall be
                                            payable for [ * ], if a patent based
                                            royalty had been paid in such
                                            country for greater than [ * ] at
                                            the time such patent included in a
                                            Licensed Patent expired; or

                                    (b)     [*] for Net Sales of Licensed
                                            Product in the prescription market
                                            or [*] for Net Sales of Licensed
                                            Product in the OTC market, for a
                                            period from the date of expiration
                                            through the date that is the later
                                            of [ * ] from the Effective Date or
                                            [ * ] form the date of first
                                            commercial sale of Licensed Product
                                            in each respective country, if a
                                            patent based royalty had been paid
                                            in such country for less than or
                                            equal to [*]

* Confidential portion omitted and filed separately with the Commission years at the time such patent
                                            included in a Licensed Patent
                                            expired.

                  5.3.6  [RESERVED]

                  5.3.7 Payment. BMS shall make the applicable royalty payments required pursuant to this Section 5.3 not later than thirty (30) business days after the end of each calendar quarter during the term of this Agreement.

                  5.3.8 Reduction in Royalty Due to Payments to Third- Party. If, as a result of any rights of any third party in any technology or other rights licensed to BMS in connection with the manufacture, use or sale of any Licensed Product, BMS shall be required to pay to such third party any royalties or other fees (as the result of any infringement described in Section 8.2 for which BMS is entitled to be indemnified), without limiting any remedy available under Article VIII hereof, the amount of royalties payable to LIDAK pursuant to this Section 5.3 shall be reduced by one-half the amount of such third party payments, provided, however, that the amount of such royalties shall not be reduced to a rate lower than [*].

                  5.3.9 Books and Records. BMS shall maintain accurate books and records with respect to its Net Sales of Licensed Product and all amounts to be shared between the parties or reimbursable to BMS by LIDAK pursuant to this Agreement. LIDAK shall keep accurate books and records with respect to its costs and expenses under the Development Program and all amounts reimbursable to LIDAK by BMS pursuant to this Agreement and all amounts to be shared between the parties. Upon request, each party shall permit the other or its independent certified public accountants access, not more than once each calendar quarter, during regular business hours and upon reasonable advance prior notice to inspect and copy such records, to the extent necessary to verify the information contained therein.

                  5.3.10 Minimum Royalty Amounts. Prior to the date of the expiration of the last to expire Licensed Patent in the U.S. and commencing the first full calendar year following commercialization of the Licensed Product in the U.S., the minimum royalty amount payable pursuant to Section 5.3 hereof shall be (i) [ * ] in any calendar year during any portion of which the Licensed Product is marketed solely in the prescription market, and (ii) [ * ] in any calendar year during the entirety of which Licensed Product is sold in the OTC market.

                  5.3.11 Conversion. All payments of royalties shall be made in U.S. dollars. Royalties shall based on Net Sales converted to U.S. dollars in accordance with internal BMS reporting policies applied on a company-wide basis.
Notwithstanding the foregoing, if applicable governmental regulations in any country in the Territory prevent remittances from a foreign country with respect to sales made in that country,

*Confidential portion omitted and filed separately with the Commission the obligation of BMS to pay royalties on sales in that country shall be suspended until such remittances are possible. LIDAK shall have the right, upon giving written notice to BMS, to receive payment in such country in the local currency. Any amounts required under the laws of any governmental authority to be withheld by BMS will be paid by BMS to such authorities, as appropriate, (for and on behalf of LIDAK, if applicable) and BMS will furnish LIDAK with copies of appropriate evidence of payment thereof.

                  5.3.12 Repayment. In the event that a GMP audit of [ * ] identifies problem areas and the existence of such problem areas results in the inability to meet the first to U.S. OTC Market Milestone identified as Milestone 8 in Schedule 5.2 hereof, LIDAK shall rebate to BMS [ *

    *       ] of the licensing fee paid pursuant to Section 5.1
hereof.  Such rebate shall be effected by reducing the amount of
royalties payable pursuant to Section 5.3 hereof by [      *

  *  ] for such period of time as shall be necessary to obtain [
            *               ].

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

                  6.1 General. In addition to the agreements, covenants and obligations contained elsewhere in this Agreement, the parties shall have the additional obligations contained in this Article VI.

                  6.2 Obligations of BMS. BMS shall have the following obligations:

                  6.2.1 Commercialization. BMS will use its reasonable efforts to commercialize or cause to be commercialized the Licensed Product in the U.S. within [ * ] after receipt of NDA approval and in the remainder of the Territory as soon as such commercialization is reasonably practical.

                  6.2.2 Labeling. BMS agrees that, to the extent permitted by applicable regulatory authority, labeling for the Licensed Product will contain the statement: "Licensed from LIDAK Pharmaceuticals, La Jolla, California, USA, Patent No. [ * ].

                  6.2.3 Operating Plan. BMS shall use reasonable efforts to execute its assigned activities under the Operating Plan as mutually agreed upon in a timely manner.

6.3 Obligations of LIDAK. LIDAK shall have the following obligations:

                  6.3.1 Operating Plan. LIDAK will use its reasonable efforts to execute its assigned activities pursuant to the Operating Plan as mutually agreed upon in a timely manner.

*Confidential portion omitted and filed separately with the Commission

                  6.3.2 Governmental Approvals. LIDAK shall provide BMS with access to any and all data, know-how or information from sources outside of the Development Plan it has or will have, and will convey to BMS to the extent required (and to the extent that LIDAK is entitled) to support any and all regulatory filings necessary to receive applicable government approval for the sale of Licensed Product in each country in the Licensed Territory.

                  6.3.3 Regulatory Correspondence. LIDAK shall provide BMS with copies of all correspondence with the FDA confirming that carcinogenicity studies will not be necessary to obtain approval for sales of Licensed Product in the Rx market.

                  6.3.4 [ * ] LIDAK will supply BMS with copies of the Drug Master File of [ * ] for the Active Ingredient and LIDAK's GMP audit of [ * ] not later than five business days after the Effective Date.

                  6.3.5 Access. LIDAK shall provide BMS with access to all data, know-how and improvements relating to the Licensed Product to which LIDAK has or will have access as the result of its relationship with [

                                *
                                *
      ].

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

         7.1 LIDAK Representations. For the purposes of this Section 7.1, "to the best of LIDAK's knowledge" means current or prior actual knowledge of any of LIDAK's officers and/or senior scientists. LIDAK hereby represents, warrants and covenants to BMS that:

                  7.1.1 LIDAK is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  7.1.2 Neither LIDAK nor any of its Affiliates is a party to, subject to, or bound by any agreement or judgment, award, order writ, injunction or decree of any court, governmental body or arbitrator which would prevent the carrying out of this Agreement, and that there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to LIDAK's best knowledge, threatened nor (ii) to LIDAK's best knowledge, any investigation pending or threatened against or relating to LIDAK which, in each case, could prevent LIDAK from carrying out its obligations under this Agreement.

* Confidential portion omitted and filed separately with the Commission

                  7.1.3 Neither LIDAK nor any of its Affiliates is a party to any material agreement or understanding which would conflict with or be breached by the execution, delivery or performance of this Agreement by LIDAK.

                  7.1.4 LIDAK is the sole and exclusive owner of the Licensed Patents and has the necessary rights and authority to grant the licenses granted pursuant to this Agreement.

                  7.1.5 The Licensed Patents are valid and enforceable and LIDAK has taken all necessary actions to maintain such registrations.

                  7.1.6 LIDAK does not have any knowledge of any "prior art" which would invalidate part or all of the Licensed Patents.

                  7.1.7 Aside from such filings as may be required to be made in connection with the Development Program, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person is required on the part of LIDAK in connection with the execution, delivery and performance of this Agreement.

                  7.1.8 The Licensed Product that is the subject of the Phase III Clinical Studies referred to in the Subsequent Licensing Fees Schedule (Schedule 5.2) meets all appropriate standards of clinical supply integrity, is safe for human use, efficacious in the treatment of herpes labialis and has stability commensurate with the commercial sale of a prescription or over-the-counter drug.

                  7.1.9 LIDAK has provided to BMS copies of, or if not in written form, discussed with BMS, all communications with the FDA or other relevant governmental regulatory agency pertaining to the Licensed Product.

                  7.1.10 To the best of LIDAK's knowledge, as of October 31, 1995, the cost of raw materials and labor of one gram of bulk Licensed Product that is the subject of Phase III Clinical Studies was approximately [ * ].

                  7.1.11 [ * ] can manufacture n-docosanol in compliance with all legal and regulatory requirements of the FDA or other agency having regulatory authority including, without limitation, in compliance with GMP, GLP and GCP on a timetable consistent with the Development Program Milestones.

                  7.1.12 The Licensed Product that is the subject of the Phase III Clinical Studies is covered by the Licensed Patent U.S.
Patent No. 4,874,794.

                  7.1.13  The patents and patent applications listed on
Schedule 1.1.25 hereto are all of the patents or patent

* Confidential portion omitted and filed separately with the Commission applications relating to the Active Ingredient or Licensed Product in the Territory.

         7.2 BMS Representations. BMS hereby represents, warrants and covenants to LIDAK that:

                  7.2.1 BMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  7.2.2 Neither BMS nor any of its Affiliates is a party to, subject to, or bound by any agreement or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which could prevent the carrying out of this Agreement, and that there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to BMS's best knowledge, threatened nor (ii) to BMS's best knowledge, any investigation pending or threatened against or relating to BMS which, in either case, could prevent BMS from carrying out obligations under this Agreement.

                  7.2.3 Aside from such filings as may be required to be made in connection with the Development Program, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person is required on the part of BMS in connection with the execution, delivery and performance of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Losses. For purposes of this Agreement, the terms "LOSS" or "LOSSES" shall mean each and all of the following items, namely, claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to the person seeking indemnification (the "INDEMNITEE") of any funds expended by reason of the occurrence of any of the events enumerated in
Section 8.2 hereof or Section 8.3 hereof, as the case may be, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing the provisions of this Agreement, without giving effect to any insurance reimbursement or tax savings which may inure to the Indemnitee.

         8.2 Indemnification by LIDAK. LIDAK shall indemnify and hold harmless BMS, its affiliates, their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them from and against any and all Losses arising out of or resulting from: (i) any breach of any of the representations or warranties made by LIDAK in this Agreement;

(ii) any failure by LIDAK to perform any of its covenants or agreements contained in this Agreement; (iii) copyright infringement arising out of any material published by LIDAK; (iv) misappropriation or infringement by LIDAK of the trade secrets of any party as the result of information conveyed by LIDAK to BMS or employed by LIDAK in development of the Licensed Product; (v) infringement predicated on manufacture, use or sale of Licensed Product of any patent issued or applied for on or before the Effective Date of which LIDAK is aware; (vi) infringement predicated on manufacture, use or sale of Licensed Product of patents issued or applied for after the Effective Date and prior to NDA approval, whether or not LIDAK is aware of such patent or application; (vii) manufacture of the Licensed Product by or on behalf of LIDAK; and (viii) design defects in the Licensed Product, provided that the event giving rise to such Loss shall have occurred prior to the date of NDA approval. Notwithstanding anything to the contrary contained herein, LIDAK's liability under this Section
8.2 shall not exceed [
                                  *                            ].

         8.3 Indemnification by BMS. BMS shall indemnify and hold harmless LIDAK, its affiliates, their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them from and against any and all Losses arising out of or resulting from: (i) any breach of any of the representations or warranties made by BMS in this Agreement; (ii) any failure by BMS to perform any of its covenants or agreements contained in this Agreement; (iii) trademark or tradedress infringement arising out of the use of any trademark or tradedress by BMS in connection with the sale of Licensed Product; (iv) copyright infringement arising out of any material published by BMS; (v) misappropriation or infringement by BMS of the trade secrets of any party as the result of information conveyed by BMS to LIDAK or employed by BMS in development of the Licensed Product; (vi) infringement predicated on the manufacture, use or sale of Licensed Product of any patents applied for subsequent to the date of NDA approval; (vii) infringement predicated on the manufacture, use or sale of Licensed Product of any patents covering solely use of the Licensed Product or Licensed Technology in combination with another product or technology; (viii) manufacture of the Licensed Product by or on behalf of BMS; (ix) marketing, sale and labeling of Licensed Product by BMS; and
(x) [
                                *
                                *
         ].  Notwithstanding anything to the contrary contained
herein, BMS's liability in this Section 8.3 shall not exceed [
                                *
                        ].

        8.4 Procedure. (a) In the event that an Indemnitee shall suffer a Loss which is not the subject of a claim, demand, action, suit, proceeding, arbitration, investigation or inquiry (each and

* Confidential portion omitted and filed separately with the Commission.

all of the foregoing items being herein referred to as "LITIGATION"), the Indemnitee shall give notice thereof to the party from whom such indemnification is being sought (the "INDEMNITOR").

                  (b) (i) Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Section 8.2 or 8.3 hereof, the Indemnitee shall give written notice thereof (the "NOTICE") to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless such failure materially prejudices the Indemnitor. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume and control the defense thereof, by written notice to the Indemnitee within 30 calendar days after receipt of the Notice of its intention to do so, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                      (ii) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the Indemnitee. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

         8.5 Mitigation. Notwithstanding anything contained herein to the contrary, the indemnification rights granted pursuant to this Article VIII shall not apply to the extent to which any Loss would not have arisen but for a voluntary act or omission after the Effective Date on the part of the Indemnitee or which could reasonably have been avoided without material cost, expense or business detriment to the Indemnitee.

         8.6 Survival. The provisions of this Article VIII shall not survive the termination of this Agreement (except for termination pursuant to Section 10.2 hereof), or expiration of the License Term in each country in the Territory.

         8.7 Escrow; Offset. (a) LIDAK agrees that, should a third party institute any Litigation against BMS or any of its affiliates or sublicensees, in any country of the Territory, that gives rise to an Indemnification obligation of LIDAK pursuant to Section 8.2, BMS shall have the right during the pendency of such litigation to withhold in escrow in an interest bearing account such amounts of the royalties in respect of Net Sales in such country then due LIDAK that equal Losses incurred by BMS through the time such royalties are due.

                  (b) In the event that such Litigation is successfully defended, BMS shall, upon final determination thereof, pay to LIDAK all royalties held in escrow, less the attorneys' fees and costs incurred by BMS in connection with such Litigation, which fees and costs will not exceed the total amount of royalties held in escrow.

                  (c) In the event that such Litigation is not successfully defended, the escrowed royalties provided for in this Section 8.7 shall be used first to pay the reasonable attorneys' fees and costs incurred by BMS in connection with such Litigation, and then to pay damages, settlement fees or license fees that BMS must pay to a third party as a result of the unsuccessful defense of Litigation. BMS shall pay the remainder of the escrowed royalties, if any, to LIDAK.

                  (d) In the event that an Indemnitee is entitled to any payment in respect of the indemnification granted pursuant to Section 8.2 or 8.3 hereof, such amount shall be promptly paid by the Indemnitor. Without limiting the generality of the foregoing, if the Indemnitor shall fail to properly pay such amounts, the Indemnitee shall be entitled to offset such amounts against any amounts payable to the Indemnitee hereunder.

                                   ARTICLE IX
                             EVENTS OF FORCE MAJEURE

         9.1 Meaning. "FORCE MAJEURE" shall mean any cause which is beyond the reasonable control of the party invoking Force Majeure and which, by the exercise of reasonable diligence, such party is unable to prevent, including but not limited to, and whether or not of the same class or kind as, the following: any law, decree, regulation, order, or request of any governmental authority (national, state, or regional), nationalization, expropriation, confiscation, requisition, riot, war, hostilities, public disturbance, act of the public enemy, act of terrorism, strike, lockout or other labor dispute, fire, flood, earthquake, storm, tidal wave, explosion, Act of God, accident of navigation, breakdown or failure of transportation or transportation facilities.

         9.2 Excused Performance. If either party is prevented from or delayed in carrying out any provision of this Agreement by reason of Force Majeure, the party whose performance is so prevented, delayed, interfered with or restricted, upon prompt written notice thereof to the other party, shall be excused from such performance to the extent and during the period of such prevention, delay, interference or restriction. In particular, to the extent that LIDAK is unable to meet any of the Milestones set forth on Schedule 5.2 by reason of Force Majeure, BMS shall be similarly excused from any obligation to make the corresponding Milestone payment unless and until such Milestone has been accomplished.

         9.3 Limitations. The provisions of this Article IX shall not be available to a party if such party fails to use reasonable diligence to remedy the applicable situation described in Section 9.1 above in an adequate manner and with all reasonable dispatch or if such applicable situation is caused by such party, except that this Section 9.3 shall not require the settlement of strikes or labor controversies by acceding to the demand of the opposing party or parties.

                                    ARTICLE X
                              TERM AND TERMINATION

         10.1 Termination by BMS. BMS, at its sole discretion, may terminate this Agreement upon the occurrence of the following events:

                  10.1.1 At any time after [ * ] following completion of the Phase III Clinical Studies relating to the Licensed Product upon thirty (30) business days' advance written notice to LIDAK; provided, however, that prior to such termination, BMS shall have made any Milestone payment required to have been made pursuant to Section 5.2 hereof.

                  10.1.2  In accordance with Section 2.9.3 hereof.

                  10.1.3  Upon written notice if final Clinical Study
Report data for each of studies [         *         ], and [   *
  ] shall not have been received by [        *        ].

         10.2 Termination Due to a Material Breach. Either LIDAK or BMS may terminate this Agreement upon a material breach of the terms of this Agreement by the other, provided that (i) the non-breaching party provides written notice to the breaching party detailing the nature of the breach; and (ii) the breaching party fails to remedy the breach within thirty (30) calendar days of receipt of notice from the non-breaching party. Upon the termination of this Agreement neither party shall have continuing obligations to the other, except for payment obligations accrued

*Confidential portion omitted and filed separately with the Commission prior to the date of such termination and as otherwise expressly provided for herein.

         10.3 Insolvency. This Agreement may be terminated by either BMS or LIDAK (a) in the event that a case or proceeding shall be commenced and continue undismissed or unstayed for a period of thirty (30) calendar days against the other (the "INSOLVENT PARTY") or such Insolvent Party shall commence a voluntary case, in either case seeking relief under the bankruptcy laws or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, in each case as now or hereafter in effect, or (b) the Insolvent Party shall apply for, consent to, or fail to contest, the appointment of a receiver, liquidator, custodian, trustee or the like for such party or for all or any part of its property, or (c) the Insolvent Party shall make a general assignment for the benefit of its creditors, or (d) either party shall fail to, or admit in writing its inability to, pay, or generally not be paying, its debts as they become due.

                  10.3.1 In the event of the termination of this Agreement pursuant to the terms of this Section 10.3, the non-Insolvent Party may, in its sole discretion, decide whether to terminate this Agreement. If the non-Insolvent Party terminates this Agreement, the license granted herein shall terminate and neither party shall have any obligations to the other, except for payment obligations which had accrued prior to the termination or as otherwise expressly set forth in this Agreement.

         10.4 Effect Of Termination or Expiration. The effect of termination of this Agreement shall be as follows:

                  10.4.1 Termination By LIDAK For BMS Breach. Upon termination by LIDAK pursuant to Section 10.2 hereof (i) any BMS obligations, financial or otherwise, accruing prior to such termination shall survive, (ii) LIDAK shall have no liability for effecting such termination and shall retain all remedies for such breach available pursuant to this Agreement or otherwise, (iii) the License granted pursuant to Section 3.1 shall be of no further force and effect and (iv) BMS and LIDAK will negotiate in good faith to enter into an agreement regarding the sale to LIDAK of registrations for Licensed Product in the Territory, customer lists and marketing information in countries of the Territory other than the U.S. and Canada. Notwithstanding anything contained herein to the contrary, any termination by LIDAK for breach by BMS of its obligations pursuant to this Agreement, which breach is specific to fewer than all countries of the Territory, shall be effective only as to such countries affected by such breach, which countries shall be specified in any written notice delivered to BMS pursuant to Section 10.2.

                  10.4.2 Termination By BMS For LIDAK Breach. Upon termination by BMS pursuant to Section 10.2 hereof (i) any LIDAK obligations, financial or otherwise, accruing prior to such termination shall survive, (ii) BMS shall have no liability for effecting such termination and shall retain all remedies for such breach available pursuant to this Agreement or otherwise and (iii) the License granted pursuant to Section
3.1 shall become an exclusive perpetual royalty-free license under the Licensed Patents and Licensed Technology in the Licensed Field in the Territory. Notwithstanding anything contained herein to the contrary, any termination by BMS for breach by LIDAK of its obligations pursuant to this Agreement, which breach is specific to fewer than all countries of the Territory, shall be effective only as to such countries affected by such breach, which countries shall be specified in any written notice delivered to LIDAK pursuant to Section 10.2.

                  10.4.3 Termination By BMS Pursuant To Section 10.1. Upon termination by BMS pursuant to Section 10.1 hereof (i) any LIDAK obligations, financial or otherwise, accruing prior to such termination and, if such termination is pursuant to Section 10.1.2 hereof, any BMS obligation to pay LIDAK pursuant to Section 2.9.3 hereof shall survive, (ii) BMS shall have no liability for effecting such termination, (iii) the License granted pursuant to
Section 3.1 shall be of no further force and effect and (iv) BMS and LIDAK will negotiate in good faith to enter into an agreement regarding the sale to LIDAK of registrations for Licensed Product in the Territory, customer lists and marketing information in countries of the Territory other than the U.S. and Canada.

                  10.4.4 Expiration Of The License Term. Upon expiration of the License Term in each country of the Territory pursuant to Section 3.2 hereof (i) any obligations, financial or otherwise, accruing prior to such expiration shall survive and (ii) the License granted pursuant to Section 3.1 with respect to each such country shall become an exclusive perpetual royalty-free license under the Licensed Patents and Licensed Technology in the Licensed Field in the Territory; provided, however, BMS shall have the option, upon written notice to LIDAK, to extend the License Term in each country of the Territory for successive three year periods upon continued payment of applicable royalty rates.

                                   ARTICLE XI
                                 CONFIDENTIALITY

         11.1 Confidential Information. Except as provided below, each party to this Agreement shall keep secret and confidential the information, data and materials of the others disclosed to it prior to and during the term of this Agreement (collectively, the "CONFIDENTIAL INFORMATION"). In addition, the Confidential Information shall include the terms and conditions of this Agreement. For purposes of this Article XI, a party or parties receiving Confidential Information shall be termed the "RECIPIENT" and the party providing the Confidential Information to the Recipient shall be termed the "DISCLOSER." The obligations of the parties hereunder shall survive for a period of ten (10) years following termination or expiration of this Agreement.

         11.2 Non-Disclosure. Recipient shall safeguard and hold confidential the Confidential Information with the same degree of care (but not less than a reasonable standard of care) it customarily employs with its own proprietary information, and shall not cause or permit the disclosure to, or use by, any person of such information, except as expressly permitted in writing by the Discloser or as specifically permitted in this Section 11.2. Recipient shall limit disclosure of the Discloser's Confidential Information to those of its officers, employees, agents and representatives who shall have a need to know such information and have, directly or indirectly, agreed in writing to safeguard and maintain such Confidential Information of the other and not to disclose or use such Confidential Information of the other.

         11.3 Non-Confidential Information. The obligations of this Article XI shall not apply to information that: (a) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the Recipient or its employees or representatives; (b) as demonstrated by prior written records, is already known to Recipient at the time of disclosure hereunder; (c) is disclosed in good faith to Recipient (without obligation as to confidentiality) by a third party having a lawful right to do so; (d) is independently developed by Recipient which independent development can be documented by Recipient; or (e) is required to be disclosed pursuant to a court order.

         11.4 Additional Measures. Recipient shall take such actions as Discloser may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Article XI.

                                   ARTICLE XII
                                     GENERAL

         12.1 Remedies. Each of the parties hereto acknowledges and agrees that in the event of a breach or threatened breach of Sections 3.1 and 11 of this Agreement, the other party has no adequate remedy at law and, accordingly shall be entitled to injunctive and other equitable remedies against such breach or threatened breach in addition to any remedy it might have at law or in equity.

         12.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors in interest; provided, however, that no party shall assign or otherwise transfer its interest or any part thereof under this Agreement to any other person or entity without the written consent of the other parties, which consent shall not be unreasonably withheld, except (a) in connection with the transfer of all or substantially all of the assets of the transferring party to any other person or entity, whether by means of a merger, asset or stock sale or otherwise, or (b) to a wholly-owned subsidiary or Affiliate, provided that the transferring party shall guarantee its transferee-subsidiary's or transferee-Affiliate's performance and compliance hereunder and shall notify the other party in writing of such transfer.

         12.3 Governing Law. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of New York. The parties agree that the state and federal courts of New York shall be the appropriate sites of venue for actions initiated by LIDAK arising out of or relating to this Agreement and that the state and federal courts of California shall be the appropriate sites of venue for actions initiated by BMS arising out of or relating to this Agreement. THE PARTIES ALSO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES, INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT. Each of the parties agrees that, prior to initiating litigation in connection with any dispute arising under this agreement or the subject matter hereof, such parties shall meet to attempt to negotiate resolution of any such dispute.

         12.4 Notice. All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) telecopied, provided that in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective two calendar days following dispatch); (c) delivered by Express Mail, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective three calendar days following dispatch), to the parties at the following addresses and/or telecopier numbers, or to such other address or number as a party shall specify by written notice to the others in accordance with this Section.

                  If to LIDAK:

                                      LIDAK Pharmaceuticals
                                      11077 North Torrey Pines Road
                                      La Jolla, CA  92037
                                      Attention: David H. Katz, M.D.
                                        President/Chief Executive Officer
                                      Telecopier No.: (619) 453-5845
                                 with a copy to:

                                      Randall K. Broberg, Esq.
                                      Baker & McKenzie
                                      The Wells Fargo Plaza
                                      12th Floor
                                      101 West Broadway
                                      San Diego, CA  92101-3890
                                      Telecopier No.: (619) 236-0429

                                 If to BMS:

                                      Bristol-Myers Products
                                      345 Park Avenue
                                      New York, NY 10154
                                      Attention: Louis M. DeAmicis
                                      Telecopier No.: (212) 605-9490

                                 with a copy to:

                                      Peter N. Stevens, Esq.
                                      Bristol-Myers Products
                                      345 Park Avenue
                                      New York, NY 10154
                                      Telecopier No.: (212) 605-9494

         12.5 Waiver. No failure or delay of any party hereto to exercise any power or right granted hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, shall constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         12.6 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the other agreements referenced herein which are being executed simultaneously herewith, set forth the entire understanding of the parties with respect to the transactions contemplated thereby, and supersedes any prior oral or written agreements or understandings relating to the subject matter hereof. This Agreement shall not be amended, modified or changed except by the written agreement of each party whose rights or responsibilities are being affected thereby.

         12.7 Severability. In the event that any provision of this Agreement shall be found in violation of public policy or illegal or unenforceable in law or equity, the balance of such provision and this Agreement shall continue in full force and effect, as if such provision or portion thereof had been deleted or rendered inapplicable to the situations to which such provision cannot be legally applied.

         12.8 Titles to Sections for Convenience Only. The titles to Sections of this Agreement are used solely for the convenience of the parties and do not constitute part of the agreement of the parties hereunder.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

         12.10 Publicity. Except as may be otherwise required by applicable law (in which event the party required by law to disclose shall give the other party reasonable advance written notice of its intent to disclose), each party agrees that it will not disclose to the press or any third party or otherwise advertise to the communications media the terms of this Agreement without the prior written consent of each other party. Each party shall exercise reasonable discretion in maintaining the confidentiality of this Agreement, provided that the parties recognize that certain information is being disclosed and will be disclosed by the filing and reporting to governmental entities required in order to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the parties acknowledge that LIDAK will announce (i) the consummation of the transaction contemplated hereby, including identification of the parties,
(ii) the results of the current Phase III Clinical Studies in the U.S. and Canada regarding statistical significance on achievement of primary endpoints of such studies, and (iii) submission of registration for marketing approval to appropriate governmental authorities in any country in the Territory and, provided further, that a copy of any such proposed announcement will be provided to BMS a reasonable period of time in advance of the contemplated date of release thereof for review and approval by BMS, which approval shall not be unreasonably withheld.

         12.11 Further Assurances. At any time and from time to time, at the request of BMS, LIDAK shall promptly execute and deliver, or cause to be executed and delivered, to BMS all such assignments and other documents, in addition to those otherwise required by this Agreement, in form and substance satisfactory to BMS, as BMS may reasonably request in order to carry out or evidence the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRISTOL-MYERS                                        LIDAK PHARMACEUTICALS
SQUIBB COMPANY



By:/s/Stephen E. Bear                                By:/s/David H. Katz
   -----------------------                              ------------------------
   Stephen E. Bear                                      David H. Katz, M.D.
   President - Worldwide                                President/Chief
   Consumer Medicines                                   Executive Officer

                                 SCHEDULE 1.1.25
                                LICENSED PATENTS

This Schedule has been omitted in its entirety due to confidentiality and has been filed separately with the Commission.

                                 SCHEDULE 1.1.42
                                    TERRITORY

This Schedule has been omitted in its entirety due to confidentiality and has been filed separately with the Commission.

                                  SCHEDULE 2.3
                             PRODUCT SPECIFICATIONS

1. Physical and chemical stability, incuding but not limited to, [ * ] of stability from [ * ] relative to humidity. The endpoints should include, but are not limited to , constant particle droplet size and viscosity.

2.       Ambient storage labeling.

3.       Bulk drug product cost of goods of less than or equal to
         [   *    ].

4.       [    *    ] of healing time versus placebo.

5. Absence of clinical irritation, sensitization and photosensitization.

6.       Absence of clinically significant viral resistance.

7. Absence of clinically significant adverse events associated with product use.

* Confidential portion omitted and filed separately with the Commission.

                                 SCHEDULE 4.4.1
                  SCHEDULE OF PRE-EXISTING AND ONGOING STUDIES

This Schedule entirety has been omitted in its due to confidentiality and has been filed separately with the Commission.

                                  SCHEDULE 5.2
                   SUBSEQUENT LICENSING FEES PAYMENT SCHEDULE

This Schedule has been omitted in its entirety due to confidentiality and has been filed separately with the Commission.

                                       3